                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*

                             Forward Air Corporation
          ____________________________________________________________
                                (Name of Issuer)

                                  Common Stock
          ____________________________________________________________
                         (Title of Class of Securities)


                                    349853101
          ____________________________________________________________
                                 (CUSIP Number)



                                December 31, 2002
        _______________________________________________________________
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                  [x] Rule 13d-1(b)

                                  [ ] Rule 13d-1(c)

                                  [ ] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 9 pages

SEC 1745 (2/92)

CUSIP No.    349853101                13G                      Page 2 of 9 pages

________________________________________________________________________________
 1   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Liberty Wanger Asset Management, L.P.  36-3820584
________________________________________________________________________________
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        Not Applicable                                                (a)  [_]
                                                                      (b)  [_]
________________________________________________________________________________
 3   SEC USE ONLY


________________________________________________________________________________
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
________________________________________________________________________________
  NUMBER OF       5  SOLE VOTING POWER

    SHARES              None
                  ______________________________________________________________
 BENEFICIALLY     6  SHARED VOTING POWER

   OWNED BY             1,306,200
                  ______________________________________________________________
                  7  SOLE DISPOSITIVE POWER
     EACH
                        None
                  ______________________________________________________________
  REPORTING       8  SHARED DISPOSITIVE POWER

 PERSON WITH            1,306,200

________________________________________________________________________________
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,306,200
________________________________________________________________________________
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

        Not Applicable                                                   [_]
________________________________________________________________________________
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.1 %
________________________________________________________________________________
 12  TYPE OF REPORTING PERSON*

        IA

________________________________________________________________________________

CUSIP No.    349853101                13G                      Page 3 of 9 pages

________________________________________________________________________________
 1   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        WAM Acquisition GP, Inc.
________________________________________________________________________________
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        Not Applicable                                                 (a) [_]
                                                                       (b) [_]

________________________________________________________________________________
 3   SEC USE ONLY


________________________________________________________________________________
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

________________________________________________________________________________
  NUMBER OF             5  SOLE VOTING POWER

    SHARES                    None
                        ________________________________________________________
 BENEFICIALLY           6  SHARED VOTING POWER

   OWNED BY                   1,306,200

                        ________________________________________________________
     EACH               7  SOLE DISPOSITIVE POWER

  REPORTING                   None

                        ________________________________________________________
 PERSON WITH            8  SHARED DISPOSITIVE POWER

                              1,306,200
________________________________________________________________________________
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,306,200

________________________________________________________________________________
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

        Not Applicable                                                 [_]

________________________________________________________________________________
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.1 %

________________________________________________________________________________
 12  TYPE OF REPORTING PERSON*

        CO

________________________________________________________________________________

Item 1(a)         Name of Issuer:

                        Forward Air Corporation


Item 1(b)         Address of Issuer's Principal Executive Offices:

                        430 Airport Road
                        Greeneville, TN 37745


Item 2(a)         Name of Person Filing:

                        Liberty Wanger Asset Management, L.P. ("WAM")
                        WAM Acquisition GP, Inc., the general partner of WAM
                         ("WAM GP")


Item 2(b)         Address of Principal Business Office:

                        WAM and WAM GP are both located at:

                        227 West Monroe Street, Suite 3000
                        Chicago, Illinois  60606


Item 2(c)         Citizenship:

                        WAM is a Delaware limited partnership and WAM GP is a Delaware corporation.


Item 2(d)         Title of Class of Securities:

                        Common Stock


Item 2(e)         CUSIP Number:

                        349853101


Item 3            Type of Person:

                        (e)   WAM is an Investment Adviser registered under
                              section 203 of the Investment Advisers Act of 1940; WAM GP is the General Partner of the Investment Adviser.


                                Page 4 of 9 pages

Item 4         Ownership (at December 31, 2002):

                     (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                           1,306,200

                     (b)   Percent of class:

                           6.1 % (based on 21,435,704 shares outstanding as of October 25, 2002).

                     (c)   Number of shares as to which such person has:

                           (i)    sole power to vote or to direct the vote: none

                           (ii)   shared power to vote or to direct the vote:
                                  1,306,200

                           (iii) sole power to dispose or to direct the disposition of: none

                           (iv)   shared power to dispose or to direct
                                  disposition of: 1,306,200


Item 5         Ownership of Five Percent or Less of a Class:

                     Not Applicable


Item 6         Ownership of More than Five Percent on Behalf of Another Person:

                     The shares reported herein have been acquired on behalf of discretionary clients of WAM. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
               Company:

                     Not Applicable


Item 8         Identification and Classification of Members of the Group:

                     Not Applicable


Item 9         Notice of Dissolution of Group:

                     Not Applicable


                                Page 5 of 9 pages

Item 10           Certification:

                        By signing below I certify that, to the best of my
                  knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                Page 6 of 9 pages

                                      Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 12, 2003


                  The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this
                  Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                    WAM Acquisition GP, Inc.
                                      for itself and as general partner of
                                      LIBERTY WANGER ASSET MANAGEMENT, L.P.



                                    By:  /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Senior Vice President and Secretary


                                Page 7 of 9 pages

                                    Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of February 12, 2003 by and between Liberty Wanger Asset Management, L.P. and WAM Acquisition GP, Inc.


                                Page 8 of 9 pages